                                                                EXHIBIT 4.1



NBD Bank
28660 Northwestern Highway
Southfield, MI 48034
Telephone:  (248) 799-5817
Fax: (248) 799-5826

Robert B. Greene
First Vice President


November 5, 1997



Mr. Alan S. Ker
Chief Financial Officer
Universal Standard Healthcare, Inc.
26500 Northwestern Highway
Southfield, MI  48076

         Re: Revolving Credit and Loan Agreement dated April 30, 1997 between NBD Bank (the "Bank") and Universal Standard Healthcare, Inc., Universal Standard Healthcare of Michigan, Inc., Universal Standard Healthcare of Ohio, Inc., Universal Standard Healthcare of Delaware, Inc., T.P.A., Inc. and A/R Credit, Inc. (each, an "Obligor" and collectively, the "Obligors") as amended by the First Amendment to Revolving Credit and Loan Agreement dated September 26, 1997 (as amended and as may be further amended from time to time, the "Agreement"). Capitalized terms used but not defined in this letter shall have the same meanings as in the Agreement.

Dear Al:

Based on the covenant calculations exhibit recently submitted, it has come to my attention that the Obligors are in default of Section 6.1B. of the Agreement (i.e. minimum consolidated funded debt ratio requirement; .71:1 reported is above the required .70:1 maximum) at September 30, 1997. The Bank hereby waives the above described default through September 30, 1997. This waiver shall not be construed as an agreement to waive any provision on any future occasion, nor shall it be construed as a waiver with respect to any matter not specifically addressed in this letter. Except as expressly modified by the terms of this letter, all of the other terms and conditions of the Agreement and the other Loan Documents remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.

The Obligors represent and warrant to the Bank that: a) after giving effect to the waiver contained herein and effected hereunder, all of the representations and warranties contained in the Loan Documents are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; and b) no Event of Default or event which would become an Event of Default after the lapse of time or the giving of notice and the lapse of time, or both, has occurred and is continuing or will exist under the Loan documents as of the date hereof.

If the foregoing is acceptable, please return a copy of this letter, executed by the parties listed below to my attention.

Sincerely,

NBD BANK


By: /s/ Robert B. Greene
   ----------------------------------------
         Robert B. Greene
Its:     First Vice President
    ---------------------------------------


Accepted and agreed to this 5th day of November, 1997.

UNIVERSAL STANDARD HEALTHCARE, INC.

By: /S/  Alan S. Ker
   ---------------------------------------------------
     Alan S. Ker, Vice President Finance and Treasurer

UNIVERSAL STANDARD HEALTHCARE OF MICHIGAN, INC.

By:/S/    Alan S. Ker
   ---------------------------------------------------
      Alan S. Ker, Treasurer

UNIVERSAL STANDARD HEALTHCARE OF OHIO, INC.

By:/S/    Alan S. Ker
   ---------------------------------------------------
      Alan S. Ker, Treasurer

UNIVERSAL STANDARD HEALTHCARE OF DELAWARE, INC.

By:/S/    Alan S. Ker
   ---------------------------------------------------
      Alan S. Ker, Treasurer

A/R CREDIT, INC.

By:/S/    Alan S. Ker
   ---------------------------------------------------
      Alan S. Ker, Treasurer

T.P.A., INC.

By:/S/    Alan S. Ker
   ---------------------------------------------------
      Alan S. Ker, Treasurer